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                                                                       EXHIBIT 5

                              December 30, 1996

Securities and Exchange Commission
450 -- 5th Street, NW
Washington, D.C. 20549

Gentlemen:

     As Senior Vice President and General Counsel of Washington Gas Light Company ("Company"), I submit this opinion of counsel in connection with the Registration Statement on Form S-3 ("Registration Statement") for registration of $193,000,000 of the Company's Securities.

     Based upon my review and knowledge of applicable regulatory and corporate action authorizing issuance of the Securities, it is my opinion that the Securities will, when sold as contemplated by the Registration Statement, be legally issued, fully paid, non-assessable and to the extent the Securities are debt securities, binding obligations of the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption "Legal Opinions" in the prospectus included in the Registration Statement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                          Sincerely,

                                          John K. Keane, Jr.